FAIRHOLME FUNDS, INC.

INVESTMENT MANAGEMENT AGREEMENT

This Agreement is made and entered into as of the 23rd of May, 2008, by and between Fairholme Funds, Inc., a Maryland corporation (the "Fund"), and Fairholme Capital Management, L.L.C., a Delaware limited liability company ("Manager").

WHEREAS, the Fund is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares representing interests in the following series:

The Fairholme Fund (the "Portfolio"); and

WHEREAS, Manager is registered as an investment adviser under the Investment Advisers Act of 1940 and engages in the business of asset management; and

WHEREAS, the Fund desires to retain Manager to render certain investment management services to the Fund and Manager is willing to render such services;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	OBLIGATIONS OF MANAGER

(A)	INVESTMENT ADVISORY SERVICES. Manager agrees to perform the following investment advisory services (the "Investment Advisory Services") for the Fund:

(1)	manage the investment and reinvestment of the Portfolio's assets;

(2)	continuously review, supervise, and administer the investment program of the Portfolio;

(3)	determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions);

(4)	maintain books and records with respect to Manager's activities for the Fund, including the Fund’s securities transactions, which the Fund is required to maintain; and

(5)	render regular reports to the Fund's officers and directors concerning Manager's discharge of the foregoing responsibilities.

Manager shall discharge the foregoing responsibilities subject to the general supervision and control of the officers and the directors of the Fund and in compliance with such policies as the directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Portfolio set forth in the Fund's prospectus and statement of additional information, as amended from time to time, and with all applicable laws and regulations. All Investment Advisory Services to be furnished by Manager under this Agreement may be furnished through the medium of any directors, officers or employees of Manager or through such other parties as Manager may determine from time to time.

(B)	OPERATING SERVICES. The Fund hereby retains Manager to provide, or, upon receipt of written approval of the Fund arrange for other companies to provide, the following services to the Portfolio in the manner and to the extent that such services are reasonably necessary for the operation of the Portfolio (collectively, the “Operating Services” and together with Investment Advisory Services, the “Services”):

(1)	accounting services and functions, including costs and expenses of any independent public accountants;

(2)
non-litigation related legal and compliance services, including the expenses of maintaining registration and qualification of the Fund and the Portfolio under federal, state and any other applicable laws and regulations;

(3)	dividend disbursing agent, dividend reinvestment agent, transfer agent, and registrar services and functions (including answering inquiries related to shareholder Portfolio accounts);

(4)	custodian and depository services and functions;

(5)	distribution, marketing, and/or underwriting services;

(6)	independent pricing services;

(7)
preparation of reports describing the operations of the Portfolio, including the costs of providing such reports to broker-dealers, financial institutions and other organizations which render services and assistance in connection with the distribution of shares of the Portfolio;

(8)
sub-accounting and recordkeeping services and functions (other than those books and records required to be maintained by Manager under Paragraph 1(A) above, including maintenance of shareholder records and shareholder information concerning the status of their Portfolio accounts by investment advisors, broker-dealers, financial institutions, and other organizations on behalf of Manager;

(9)
shareholder and board of directors communication services, including the costs of preparing, printing and distributing notices of shareholders’ meetings, proxy statements, prospectuses, statements of additional information, Portfolio reports, and other communications to the Fund’s Portfolio shareholders, as well as all expenses of shareholders’ and board of directors’ meetings, including the compensation and reimbursable expenses of the directors of the Fund;

(10)
other day-to-day administrative services, including the costs of designing, printing, and issuing certificates representing shares of the Portfolio, and premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the Act and rules promulgated thereunder (except for such premiums as may be allocated to third parties, as insureds thereunder); and

(11)	a call center in order to respond to information and transaction requests from existing and potential shareholders of the Portfolio.

Manager’s obligation to provide any of the Operating Services directly to the Portfolio is subject to Manager’s legal qualification to provide such Operating Service to registered, open-end management investment companies, and nothing herein shall require Manager to register with the Securities and Exchange Commission or any state regulator in order to perform such Operating Service directly.

Manager shall not make payments for Portfolio distribution and marketing services, which shall include payments in connection with the Operating Services set forth in Paragraph 1(B)(5) above and may include payments in connection with the Operating Services set forth in Paragraph 1(B)(11) above, from the compensation Manager receives pursuant to this Agreement.

(C)	EXCLUSIONS FROM SERVICES. Except to the extent expressly assumed by Manager in Paragraphs 1(A) and 1(B) above and except to the extent required by law to be paid by the Manager, the Fund shall pay all costs and expenses in connection with its operation and organization, including:

(1)
all brokers’ commissions, issue and transfer taxes, and other costs chargeable to the Fund or the Portfolio in connection with securities transactions to which the Fund or the Portfolio is a party or in connection with securities owned by the Fund or the Portfolio;

(2)	the interest on indebtedness, if any, incurred by the Fund or the Portfolio;

(3)	the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund or the Portfolio to federal, state, county, city, or other governmental agents;

(4)	the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund or the Portfolio; and

(5)	any other extraordinary expense of the Fund or Portfolio.

(D)	BOOKS AND RECORDS. All books and records prepared and maintained by Manager for the Fund under this Agreement shall be the property of the Fund and, upon request therefor, Manager shall surrender to the Fund such of the books and records so requested. Manager shall preserve for the periods prescribed by Rule 31a-2 under the Act those records required by Rule 31a-1 that it retains for the Fund.

(E)	STAFF AND FACILITIES. Manager agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the Board of Directors of the Fund to perform the Services on the terms and for the compensation provided herein. Manager shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

2.	PORTFOLIO TRANSACTIONS. Manager is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Portfolio.
Manager will seek the best execution of orders at the most favorable price.  In selecting brokers to effect portfolio transactions, the determination of what is expected to result in the best execution at the most favorable price involves a number of considerations. Among these are the Manager's evaluation of the broker-dealer's efficiency in executing and clearing transactions, the rate of commission or the size of the broker-dealer's spread, the size and difficulty of the order, the nature of the market for the security, and operational capabilities of the broker-dealer.  The Manager will not take into account the sale of Fund shares when selecting brokers to execute portfolio transactions.

Manager may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Portfolio and any other account over which the Manager exercises investment discretion with research and brokerage services (as those terms are defined in Section 28(e) of the Securities and Exchange Act of 1934 and interpretations thereunder), and Manager may pay to these brokers and dealers, in return for research and brokerage services, a higher commission or spread than may be charged by other brokers and dealers for that transaction, provided that Manager determines in good faith that such commission is reasonable relative to the value of the research and brokerage services provided by such broker or dealer as viewed in terms either of that particular transaction or of the overall responsibility of Manager to the Fund and its other clients. Manager will promptly communicate to the officers and the directors of the Fund such information relating to portfolio transactions as they may reasonably request.

3.	COMPENSATION OF MANAGER. The Fund will pay to Manager on the last day of each month a fee at an annual rate equal to 1.00% of the daily average net asset value of the Portfolio, such fee to be computed daily based upon the net asset value of the Portfolio as determined by a valuation made in accordance with the Fund's procedures for calculating Portfolio net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of the Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 3, be deemed to be net asset value at the close of each succeeding business day until it is again determined.

4.	STATUS OF MANAGER. The services of Manager to the Fund are not to be deemed exclusive, and Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Manager, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

5.	PERMISSIBLE INTERESTS. Directors, agents, and stockholders of the Fund are or may be interested in Manager (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise, and directors, partners, officers, agents, and stockholders of Manager are or may be interested in the Fund as directors, stockholders or otherwise; and Manager (or any successor) is or may be interested in the Fund as a stockholder or otherwise.

6.	LIABILITY OF MANAGER. Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. Manager shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3)) of the Act or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

7.	TERM. This Agreement shall become effective at such time as it shall have been approved by stockholders of the Fund, in accordance with the requirements of the
Act, and, unless sooner terminated as provided herein, shall continue in effect for two years and from year to year thereafter provided such continuance is approved at least annually by (1) the vote of a majority of the Board of Directors of the Fund or (2) a vote of a "majority" (as that term is defined in the Act ) of the Fund's outstanding securities, provided that in either event the continuance is also approved by the vote of a majority of the directors of the Fund who are not parties to this Agreement or "interested persons" (as defined in the Act) of any such party, which vote must be cast in person at meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by:

(A) the Fund, at any time and without the payment of any penalty, upon 60 days prior written notice to Manager; or

(B) Manager, at any time and without payment of penalty, upon 60 days prior written notice to the Fund.

This Agreement shall terminate immediately in the event of its assignment (within the meaning of the Act and the rules thereunder). The terms of paragraph 6 of this Agreement shall survive the termination of this Agreement.

8.	NOTICES. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this
Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Fund:	If to the Manager:
Fairholme Funds, Inc.	Fairholme Capital Management, LLC
4400 Biscayne Blvd.	4400 Biscayne Blvd.

9th Floor	9th Floor
Miami, FL 33137	Miami, FL 33137
[Bruce R. Berkowitz]	[Charles M. Fernandez]
[President]	[Chief Operating Officer]

9.	AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto. No material amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund.

10.	MISCELLANEOUS. This Agreement shall be construed in accordance with the laws of the State of Maryland and the applicable provisions of the Act. To the extent the applicable law of the State of Maryland or any of the provisions herein conflict with the applicable provisions of the Act, the latter shall control. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

FAIRHOLME CAPITAL
FAIRHOLME FUNDS, INC.	MANAGEMENT, LLC

By: [Bruce R. Berkowitz]	By: [Charles M. Fernandez]
[President]	[Chief Operating Officer]

ATTEST:	ATTEST:

By:
_______________________________	________________________
Its: Secretary	Its: Secretary
[Corporate Seal]	[Corporate Seal]

SK 22146 0003 858159